Exhibit 99.1

Contact:

Kevin D. Green	Jason Spark
Vice President, Finance & CAO	Porter Novelli Life Sciences
Cerus Corporation	(619) 849-6005
(925) 288-6138

CERUS ANNOUNCES FOURTH QUARTER AND YEAR-END 2009 RESULTS

•	Annual Revenues Up 9% and Quarterly Revenues Up 51% from 2008

•	Annual Operating Expenses Down 22%

CONCORD, Calif.—(BUSINESS WIRE)—February 23, 2010—Cerus Corporation (NASDAQ: CERS) announced today financial results for the fourth quarter and year ended December 31, 2009.

Total revenue for the year ended December 31, 2009, was $18.0 million, an increase of 9% from $16.5 million for 2008. Product revenue for the INTERCEPT Blood System increased to $16.8 million during 2009, up 8% from $15.5 million during 2008 when approximately $1.5 million in previously deferred product revenue was recognized. Growth in 2009 was driven by increased penetration in new and existing markets, primarily France, Belgium and Southern Europe. The Company also recognized $1.2 million in government grant revenue supporting the ongoing development of the red blood cell system during 2009, slightly more than the $1.0 million recognized during 2008.

Cost of product revenue was $12.6 million for the year ended December 31, 2009, up from $9.7 million for 2008. Gross margins on product sales were 25% in 2009, down from 38% in 2008. Lower manufacturing volumes added approximately 15% to the cost of product revenue for 2009. Although reduced manufacturing volumes temporarily eroded margins, the Company has been able to tighten inventory levels and conserve cash.

Total operating expenses for 2009 were $29.2 million, down 22% from $37.4 million in 2008. The decrease in our 2009 operating expenses from 2008 is due to operating under a lower cost structure as a result of implementing the previously announced restructuring plan. Operating expenses in 2009 included non-recurring restructuring charges of $0.8 million, non-cash impairment charges of $2.3 million associated with a write-down of the Company’s investment in BioOne Corporation, gains of $0.8 million associated with the disposition of the Company’s investment in Anza Therapeutics, Inc. and gains of $1.4 million resulting from a settlement reached with Baxter regarding the 2006 transition of the commercialization rights associated with the Company’s INTERCEPT Blood System.

Net loss for 2009 was $24.1 million, or $0.69 per share, compared to $29.2 million, or $0.90 per share in 2008.

Total revenue for the three months ended December 31, 2009, was $5.5 million, up from $3.6 million during the same period in 2008. Fourth quarter 2009 product revenue was $5.2 million, up 48% from the $3.5 million recognized during the fourth quarter of 2008, driven primarily by an increase in disposable kit sales. Fourth quarter 2009 product revenue represented the most successful quarter that the Company has had since commercializing the INTERCEPT platelet and plasma systems. Government grant revenue for the fourth quarter of 2009 was $0.2 million, compared to $0.1 million recognized during the same period in 2008.

Cost of product sales was $3.7 million in the fourth quarter of 2009, compared to $3.0 million during the same period in 2008. Gross margins from product sales were 29% during the fourth quarter of 2009, compared to 16% during the same period in 2008.

Total operating expenses for the fourth quarter of 2009 were $6.7 million, down 15% from $7.8 million during the fourth quarter of 2008. In addition to the non-recurring charges, fourth quarter 2009 operating expenses included research and development expenses of $1.5 million and selling, general and administrative expenses of $5.0 million, compared to research and development expenses of $2.3 million and selling, general and administrative expenses of $5.6 million in the fourth quarter of 2008. The decrease in R&D and SG&A operating expenses is due to the effects of the Company’s 2009 restructuring plan.

Net loss for the fourth quarter of 2009 was $4.9 million, compared to a net loss of $6.5 million for the fourth quarter of 2008. Net loss per share was $0.13 for the fourth quarter of 2009, compared to a loss of $0.20 per share for the same period of 2008.

At December 31, 2009, the Company had cash and marketable securities of $19.9 million. Net cash used during the fourth quarter of 2009 was $2.7 million, consistent with net cash used during the second and third quarters of 2009. Net cash used during 2009 was $2.6 million, compared to $34.3 million in 2008.

“We closed the year strong with our best quarter of INTERCEPT revenue ever, achieving our fourth consecutive year of sales growth,” said Claes Glassell, president and chief executive officer of Cerus Corporation.

Recent Developments:

•

Positive outcome from the TESSI study demonstrating that INTERCEPT-treated platelets remain therapeutically effective at seven days of storage, confirming the logistical advantages of INTERCEPT-treated platelets over conventional platelets;

•	Successful completion of the Phase I clinical trial of the red blood cell system, which met its primary endpoint; and

•	Collaboration agreement for the development of the INTERCEPT red blood cell system with the French National Blood Service, the Etablissement Francais du Sang.

Quarterly Conference Call

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview. To access the live webcast, please visit the Investor Relations page of the Cerus web site at http://investor.cerus.com. Alternatively, you may access the live conference call by dialing 877-407-0782 (U.S.) or 201-689-8567 (international).

A replay will be available on the Cerus web site, or by dialing 877-660-6853 (U.S.) or 201-612-7415 (international) and entering account number 286 and conference ID number 300292. The replay will be available approximately two hours after the call through March 9, 2010.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT system is designed to reduce the risk of transfusion-transmitted diseases by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action allows INTERCEPT treatment to inactivate both established transfusion threats, such as hepatitis, HIV, West Nile virus and bacteria, as well as emerging pathogens such as influenza, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in Europe, Russia, the Middle East and selected countries in other regions around the world. The INTERCEPT red blood cell system is in clinical development. See http://www.cerus.com for more information.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATION

(In thousands except per share information)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenue
Product revenue	$5,228	$3,541	$16,751	$15,518
Government grant and cooperative agreements	246	85	1,231	989

Total Revenue	5,474	3,626	17,982	16,507

Cost of product revenue	3,724	2,964	12,580	9,668

Gross profit	1,750	662	5,402	6,839

Operating expenses
Research and development	1,505	2,268	6,372	10,205
Selling, general and administrative	5,017	5,557	21,867	27,164
Restructuring	(15)	—	841	—
Loss of long-term investments, net	1,536	—	1,536	—
Gain on settlement	(1,381)	—	(1,381)	—

Total operating expenses	6,662	7,825	29,235	37,369

Loss from operations	(4,912)	(7,163)	(23,833)	(30,530)
Interest and other income (expense), net	23	649	(302)	1,349

Net loss	$(4,889)	$(6,514)	$(24,135)	$(29,181)

Net loss per share – basic and diluted	$(0.13)	$(0.20)	$(0.69)	$(0.90)

Weighted average common shares outstanding used for basic and diluted loss per share
Basic	38,680	32,540	34,750	32,430
Diluted	38,680	32,540	34,750	32,430

Cerus Corporation

Condensed Consolidated Unaudited Balance Sheets

(In thousands)

	December 31, 2009	December 31, 2008
Cash, cash equivalents, and short-term investments	$19,931	$22,578
Accounts receivable and other current assets	4,721	8,356
Inventories	7,707	11,109
Property and equipment, net	1,217	1,844
Other assets	915	3,452

Total Assets	$34,491	$47,339

Accounts payable and accrued liabilities	$9,709	$12,453
Deferred revenue	345	445
Warrant liability	2,737	—
Accrued restructuring	113	—
Other current liabilities	9	—
Other long-term liabilities	130	163

Total liabilities	13,043	13,061

Stockholders’ equity	21,448	34,278

Total liabilities and stockholders’ equity	$34,491	$47,339